EXCLUSIVE COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT, dated as of April 30 2014(the "Agreement"), by and between COSMOS HOLDINGS Inc., a Nevada, United States a Nevada, United States Corporation whose primary office is located at 141 West Jackson BLVD Suite 4236, Chicago, Illinois 60604 USA (the "Company") and Grigorios Siokas son of Theodoros Passport ID Nr. AH 356375, issued by AT of Litohoro Pierias on 08/29/2013, located at Neo Rissio of Thessaloniki Greece (the "Manager"); (a "Party", collectively, the "Parties").

RECITALS

WHEREAS, the Company and the Manager have agreed to an exclusive cooperation on the pharmaceutical sector as further described in this Agreement.

WHEREAS, in connection with and in consideration for such services, the Company has agreed to compensate Manager according to the terms outlined in Item 2, Compensation below.

WHEREAS, the parties wish to reduce to writing their oral agreement concerning the matters which are the subject of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1. **Services.** Manager agrees to familiarize himself with the business, operations, properties, financial condition and prospects of the Company and to perform and provide, as the Company reasonably and specifically requests, certain strategic, financial, and other general corporate managerial services to the Company ("Services"), including but not limited to:

(i) incorporate, manage, structure and organize the five companies dedicated to medicine import – export and in general, trade as described in Annex A, that will be 100% owned subsidiaries of the Company (2 Greek, 1 German, 1 UK and another EU company –i.e. Polish), with the capital for these companies provided by the Company as described in Annex A, the subsidiary companies to be opened during the first six years of this Agreement, as described in Annex A,
(ii) identifying prospective strategic partners and strategic alliances (except reverse mergers designed to take a private company public);
(iii) planning, strategizing and negotiating with potential strategic business partners;
(iv) assisting with business development of the medicine sector;
(v) reporting as to developments concerning the medicine and medical industry which may be relevant or of interest or concern to the Company or the Company's business;
(vi) developing strategic planning issues;
(vii) providing management consulting services including: analyzing historical operational performance, reviewing operational performance of the Company, making recommendations to enhance the operational efficiency of the Company;
(viii) consulting on alternatives to enhance the growth of the Company; and

(ix) All other services consistent with Manager's duties hereunder as the Company shall request.

NONE OF THE SERVICES PROVIDED BY MANAGER HEREIN SHALL INVOLVE THE RAISING OF DEBT OR EQUITY CAPITAL AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS AN OBLIGATION OR REQUIRMENT OF MANAGER TO RAISE DEBT OR EQUITY CAPITAL.

The Parties hereby confirm and acknowledge that the services rendered by Manager hereunder: (a) consist and will consist of bona fide services rendered and to be rendered to Company, (b) are not and will not be in connection with the offer or sale of securities in capital raising transactions, (c) Manager will offer exclusive and solely to the Company and to no other party and (d) do not and will not promote or maintain a market for the securities of Company.

The cooperation of the Manager with the Company is exclusive meaning that the Manager, will refrain, directly or indirectly, from offering any kind of services to any third party not directly or indirectly owned by the Company, or to become a member directly or indirectly, in any capacity (i.e. manager, shareholder etc.) of any company not directly or indirectly owned by the Company. The Manager will have to, as soon as he is contacted by any third party asking him of any services of any nature whatsoever, to indicate his relationship with the Company and ask the third party to contact the Company directly and also to formally and in written notify the company for that. In case that the Manager does not respect these obligations, he is in severe breach of his contractual obligations and Company may immediately terminate this Agreement for "Cause" as defined herein.

Manager shall devote all his business time to the performance of the employment duties hereunder. He may not engage in any other business activities of any kind whatsoever during the term of this Agreement. He shall be subject to the provisions of Paragraph 3 "Non-Competition; Non-Solicitation" following the termination of this Agreement for any reason.

2. Confidential Information. Manager recognizes and acknowledges that by reason of Manager's employment by and service to the Company before, during and, if applicable, after the Employment Term, Manager will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Manager acknowledges that such Confidential Information is a valuable and unique asset of the Company. Manager covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Manager's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Manager's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information.

Manager also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential

Information to any person, firm or corporation, unless such information is in the public domain through no fault of Manager or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Manager to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Manager's possession during the course of Manager's employment shall remain the property of the Company. Upon termination of Manager's employment, the Manager agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Manager's possession.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. As provided in Paragraph 1 above, the Manager hereby covenants and agrees that during the term of this Agreement, the Manager will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Business in any Area. For the purpose of this Agreement, (i) "**Business**" means any actual business or potential business of the Company and (ii) "**Covered Area**" means all geographical areas of the world. Notwithstanding the foregoing, the Manager may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than on percent (1%) of the outstanding securities of any such company. This same obligation will survive the termination or lapse of the term of this agreement for an additional period of five (5) years, but will be limited to only the pharmaceutical business sector: So after the term or termination of this agreement, and for the next five (5) years, Manager will have the right to make any kind of business, outside the pharmaceutical sector.

3.2 Non-Solicitation. The Manager hereby covenants and agrees that during the term of this Agreement, the Manager will not divert any business of the Company or any customers or suppliers of the Company and/or the Company's business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment or consulting or similar relationship or agreement with the Company.

3.3 Remedies. The Manager acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and their respective business and the Manager expressly agrees that monetary damages would be inadequate to compensate the Company for any breach by the Manager of his covenants and agreements set forth herein. Accordingly, the Manager agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise,

the Company shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Manager without the necessity of proving actual damages. In addition, any such breach is grounds for immediate termination of Manager's employment with the Company for cause.

4. Compensation.

Manager will receive three forms of compensation:

- Annual Salary
- Stock Awards
- Stock Bonus Award

Annual Salary

A. The annual salary shall be 800.000.- Euros for the 1st year, 900.000.- Euros for the 2nd year and 1.000.000.- Euros for the 3rd year and all years thereafter during the term of this agreement.

B. The annual salary is not subject to increase. However, the salary will be reduced as follows: Start with the combined compensation number in the column entitled "Profits all / year." Divide that number by 4 and that is the quarterly target number. Compare the quarterly target number to the actual pre-tax profit of all of the subsidiary companies of Annex A combined as reported in the Company's SEC filing on Form 10-K or 10-Q. To the extent the actual pre-tax profit of all of the subsidiary companies combined is less than the quarterly target number ["Missed Target Amount"], the Manager's monthly compensation between the date of the filing of the relevant Form 10-K or 10-Q and the final filing date for the Company's next report Form 10-K or 10-Q shall be reduced pro rata so that the total reduction during such period is equal to the Missed Target Amount. However, the Manager shall have the opportunity to earn back the Missed Target Amounts on an aggregate basis to the extent the actual pre-tax profit of all of the subsidiary companies combined is more than the quarterly target number ["Excess Target Amount"], the Manager's monthly compensation between the date of the filing of the relevant Form 10-K or 10-Q and the final filing date for the Company's next report Form 10-K or 10-Q shall be increased pro rata so that the total increase during such period is equal to the Excess Target Amount. See example I in Annex B.

C. This calculation will not be done, from the 3rd year of cooperation between the parties and after that, and in case the actual pre-tax profit of all of the subsidiary companies of Annex A combined as reported in the Company's SEC filing on Form 10-K or 10-Q, is equal or higher of 10.000.000.- Euros on an annual basis. This can / may occur during and after the 3rd year of the collaboration of this agreement. In any such case, the annual salary shall be 1.000.000.- Euros during the term of this agreement.

Stock Awards

a. During the first 11 years of this Agreement, start by looking at each subsidiary that has Target pre-tax profit numbers shown in Annex A. Then add up the actual pre-tax profit in years that subsidiary company has been in business as shown in Annex A to a maximum of 6 years for each subsidiary business, divide by years that subsidiary company has been in business as set forth in Annex A. Next, multiply that number by 150% and then divide by 6. Convert the number in Euros to Dollars using the exchange rate in effect on the last day of the relevant year. Finally, divide that number by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below. See example II in Annex B.
b. As an advance of the shares to be issued in favor of the Manager according to the terms of the above (a) paragraph and in order to strengthen the bond between the parties, at the end of the 1st year of this agreement, an amount of 4.000.000.- shares will be issued in favor of the manager, at the end of the 2nd year of this agreement, an amount of 2.000.000.- shares will be issued in favor of the manager, at the end of the 3rd year of this agreement, an amount of 2.000.000.- shares will be issued in favor of the manager. In case any amount of shares issued according to this paragraph (b), is over and above the amount of shares that should have been issued according to previous paragraph (a), the shares issued over the amount that should have been issued at the specific time will be issued as restricted for an indefinite period. Such shares or any amount of such shares, may become unrestricted, only after lapse of at least 6 months, after the time that by applying the provision of previous paragraph (a), said amount of shares is found that it should have been issued.

Bonus Stock Award

An additional Bonus Stock Award will be paid to Manager at the end of 2019.

A. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are combined in the Company's financials equal 36.000.000.- Euro, the additional bonus compensation of the Manager will be equal to 36.000.000.- Euros converted to U.S. Dollars at the exchange rate in effect at the end of year 2019 divided by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below.
B. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are combined in the Company's financials equal the amount of 30.000.000 -36.000.000.- Euro, the additional bonus compensation of the Manager will be equal to the 80% of that amount (profits before tax as are combined in the Company's financials that all five subsidiary companies of Annex A report)in of Euros converted to U.S. Dollars at the exchange rate in effect at the end of year 2019 divided by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below.
C. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are combined in the Company's financials equal the amount of 25.000.000. - 30.000.000.- Euro, the additional bonus compensation of the Manager will be equal to the 50% of that amount (profits before tax as are

combined in the Company's financials that all five subsidiary companies of Annex A report)in Euros converted to U.S. Dollars at the exchange rate in effect at the end of year 2019 divided by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below.

D. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are combined in the Company's financials equal the amount of 20.000.000. – 25.000.000.- Euro, the additional bonus compensation of the Manager will be equal to the 25% of that amount (profits before tax as are combined in the Company's financials that all five subsidiary companies of Annex A report)in Euros converted to U.S. Dollars at the exchange rate in effect at the end of year 2019 divided by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below.

E. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are unified at Company's financials, of an amount higher than the amount of 36.000.000.- Euro, there shall be issued additional shares of Company stock determined as follows: An amount equal to 120% of the amount in excess of the 36.000.000.- Euro reported profits before tax as are unified at Company's financials converted to U.S. Dollars at the exchange rate in effect at the end of year 2019 divided by the Stock Price as set forth in "Stock Price Used for Calculation of Manager's Compensation" below. In that case of course this extra bonus will be given additionally to A.

F. If in year 2019 all five subsidiary companies of Annex A report profits before tax as are combined in the Company's financials are less than the amount of 20.000.000. Euro, there shall be no additional shares of stock awarded under this "Bonus Stock Award" provision of this Agreement.

For A, B, C, D and E, see example III in Annex B.

Stock Price Used for Calculation of Manager's Compensation

The Stock Price used for the calculation of shares awarded under this "Stock Award" section of the Agreement shall be as follows: The amount of shares to be issued shall be based upon the VWAP of the Company's common stock for 90 days of which 45 days prior to the reporting of the profits and 45 days after the reporting of the profits. Issue Date. For purposes hereof, "VWAP" means, for any date, the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time). This means that the stock awarded under this provision will not be awarded until 45 days after the Company has filed Form 10-K for the relevant year of this Agreement.

Termination with cause – Violation of the Agreement from the Manager.

If the Manager violates this Agreement in any way, no further stock will be issued to him under the Stock Award and Bonus Stock Award provisions of this Agreement, and Manager must return all stock at his possession to the Company, for the Company to cancel them and that no salary or any other kind of compensation will be paid to the

Manager. The Company agrees, however, that it will not take any additional legal action, including in court or out of court measures, against the Manager, except in case of any action that may be interpreted also as penal law violations (i.e. as described in Paragraph 5i, 5ii, 5iii, 5v, 5vii and 9viii). at the date of issuance of any stock under the Stock Award and Stock Bonus Award provisions, Manager must sign such stock powers in blank with medallion or similar guarantee for all stock issued as well as any other documents that the Company's Transfer Agent shall require for the Company to effect this provision of the Agreement without any further action on the part of the Manager, recognizing that stock once issued cannot be cancelled without appropriate documentation acceptable to the Company's Transfer Agent being in place at the time of each issuance of stock hereunder.

Determination of Pre-Tax Profits used for Cash or Stock Compensation

Pre-Tax profits means reported profits before tax as are unified at Company's financials filed with the SEC.

Manager Responsible for all Taxes of any Kind levied by any Jurisdiction on the Cash or Stock Compensation Awarded Under this Agreement

It is expressly understood and agreed that in connection with the Services to be performed by the Manager, the Manager is solely responsible for all taxes of any kind levied by any jurisdiction on the cash or stock compensation awarded under this Agreement.

5. **Term and Termination**. Manager's engagement shall be for a period of twenty (20) years (the "Term"). Thereafter, the Agreement may be terminated by either the Company or Manager at any time, with or without cause, upon written notice to that effect to the other party. However, Company may terminate this agreement upon any breach of any term or provision which is for cause. As used herein, the term "Cause" means any breach by Manager of any provision of paragraphs 2 – 4 above as well as the following:

(i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Company;

(ii) Intentional damage to companies' assets;

(iii) Intentional disclosure of Company's confidential information contrary to companies policies;

(iv) Breach of Manager's obligations under this agreement;

(v) Intentional engagement in any competitive activity which would constitute a breach of duty of loyalty or of your obligations under this agreement;

(vi) Intentional breach of any of Company's policies;

(vii) the willful and continued failure to substantially perform Manager's duties for Company (other than as a result of incapacity due to physical or mental illness); or

(viii) Willful conduct by you that is demonstrably and materially injurious to Company, monetarily or otherwise.

"Cause" also includes any of the above grounds for dismissal regardless of whether Company learns of it before or after terminating Manager's employment.

6. **COMPANY WILL KEEP MANAGER INFORMED**. The Company hereby agrees to use its commercially reasonable efforts to keep Manager up to date and apprised of all business, market and legal developments related to the Company and its operations and management. Accordingly:

(i) the Company may provide Manager with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements;

(ii) Manager shall keep all documents and information supplied to him hereunder confidential as set forth in this Agreement.

7. **Representations and Warranties**. The Manager hereby represents and warrants to the Company that:

(i) he has full legal capacity to enter into this Agreement and to provide the Services hereunder without violation or conflict with any other agreement or instrument to which the Manager is a party or may be bound;

(ii) in the course of performing the Services hereunder, the Manager will not infringe the patent, trademark or copyright (collectively, "Intellectual Property") of any third party;

(iii) the execution, delivery and performance of this Agreement does not and will not conflict with, violate or breach its constituent documents or any agreement (including, without limitation, any other distribution agreement), decree, order or judgment or any law or regulation to which it is a party or subject or by which it or any of its properties or assets is bound.

8. **Relationship of the Parties**. The Manager shall be an employee of the Company. Also the Manager agrees that whenever asked by the Company he will willingly and

without any other compensation enter the Board of Directors of the Company and any other board or Committee of the Company or / and its subsidiaries.

9. **Reliance on Others**. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

10. **No Rights as Shareholder of Five Subsidiaries in Annex A**. The Company and Manager recognize and agree that Manager has been engaged only by the Company, and that the Company's engagement of Manager is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against Manager or any of its affiliates or any of their respective directors, officers, agents, Managers or representatives with respect to any of the five subsidiaries of the Company set forth in Annex A. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of Manager or any statements, advice, opinions or conduct by Manager. Without limiting the foregoing, any opinions or advice rendered to the Company's Board of Directors or management in the course of the Company's engagement of Manager are for the purpose of assisting the Board or management, as the case may be, in evaluating the Transaction and do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with the Transaction. Manager's role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and Manager.

11. **General Provisions**

11.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

11.2 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

11.3 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when e-mailed, hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

If to Manager, to:

or to such other names or addresses as the Company or Manager, as the case may be, shall designate by notice to each other in the manner specified in this Section.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance solely with the laws of the Nevada US and is under the exclusive jurisdiction of the Nevada US Courts.

11.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

11.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

11.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

11.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the Parties hereto have executed this instrument the date first above written.

COSMOS HOLDING Inc.

By:

Dimitris Goulielmos, President

MANAGER

By: ______________________

Grigorios Siokas

ANNEX A

AGREEMENT WITH GRIGORIOS

All amount are in Euro

Year	Co 1 GREECE	Co 2 GREECE	Co GERMANY	Co UK	Co POLAND	Profits all/year	Capital from Cosmos
2014	2.880.000,00	2.000.000,00				4.880.000,00	10.000.000,00
2015	4.000.000,00	3.000.000,00	2.625.000,00			9.625.000,00	15.000.000,00
2016	4.000.000,00	3.000.000,00	10.000.000,00			17.000.000,00	
2017	4.000.000,00	4.000.000,00	13.000.000,00			21.000.000,00	
2018	4.000.000,00	4.000.000,00	13.000.000,00	5.000.000,0		26.000.000,00	5.000.000,00
2019	4.000.000,00	4.000.000,00	13.000.000,00	5.000.000,0	10.000.000,00	36.000.000,00	10.000.000,00
2020			13.000.000,00	5.000.000,0	10.000.000,00	28.000.000,00	
2021				5.000.000,0	10.000.000,00	15.000.000,00	
2022				5.000.000,0	10.000.000,00	15.000.000,00	
2023				5.000.000,0	10.000.000,00	15.000.000,00	
2024					10.000.000,00	10.000.000,00	
Totals	22.880.000,00	20.000.000,00	64.625.000,00	30.000.000,0	60.000.000,00	197.505.000,00	40.000.000,00

In shares each year for 6 years the average of the 25% of the profits equaling 150% of 1 year average

Profiatabiblity of above for 6 years	Profitability 1 year	Shares for 150% as above
197.505.000,00	32.917.500,00	49.376.250,00

Extra bonus in shares in case Siokas succeeds

Bonus	If profits =	over 36	Bonus	120% of ann prof for the exceeding amount plus below
	If profits =	36.000.000,00	Bonus	36.000.000,00
	If profits =	25-30	Bonus	50% of annual profits
	If profits =	20-25	Bonus	25% of annual profits
	If profits =	30-36	Bonus	80% of annual profits

Salary in case profits as projected. If less proportianally decreased	800.000 1st year	900.000 2nd year	1.000.000 3rd year and after

Salary in case profits equal or more than 10.000.000 from 3rd year and after	1.000.000,00

ANNEX B

Example I.

If in year 2015 the profits before tax of all such companies as are unified at Company's financials, are less than 9.625.000.- but 8.000.000.- the Manager will receive as monthly compensation for December (2nd year) the proportion to his second year monthly compensation (=900.000 /9.625.000 * 8.000.000 / 12) that is 62.338.- Euro. This of course will be followed and calculated on a quarterly basis, since Manager's compensation will start being paid from the beginning of sales of the 1st company. On the other hand if in year 2015 the profits before tax of all such companies as are unified at Company's financials are more than 9.625.000.- Euro but 11.000.000.- Euro the Manager will still receive as monthly compensation for December of 2015 (2nd year) the proportion to his second year monthly compensation the amount of 75.000.- Euro and not more.

Example II.

If on 2014 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 2.880.000.- Euro, and on 2015 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 4.000.000.- Euro, the compensation in stock of the Manager will be (2.880.000 + 4.000.000 / 2 / 6 =) 573.333.-. If on 2014 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 3.500.000.- Euro, and on 2015 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 5.000.000.- Euro, the compensation in stock of the Manager will be (3.500.000 + 5.000.000 / 2 / 6 =) 708.333.-. If on 2014 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 2.000.000.- Euro, and on 2015 Co 1 Greece reports the profits before tax of all such companies as are unified at Company's financials, 3.500.000.- Euro, the compensation in stock of the Manager will be (2.880.000 + 4.000.000 / 2 / 6 =) 458.333.-.Said compensation will be calculated and the relevant stock will be issued for the first six years for each company, as described in Annex A.

Example III.

If after the announcement and unification of results of the relevant companies, for year 2015, the compensation of Manager is after the relevant calculation, the amount of Euro 700.000.- and the stock price as calculated according to this paragraph, is 2 USD per share, and the currency between Euro and USD is 1,36, the Company will issue in favor of the Manager 476.000 shares (=700.000 * 1.36 /2).